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EXHIBIT 8.1

BAKER & McKENZIE NEW YORK OFFICE LETTERHEAD

PRIMACOM AG
Hegelstrasse 61
55122 Mainz
Germany

PCOM AG
Hegelstrasse 61
55122 Mainz
Germany

August 3, 2001

Re:	Registration Statement on Form F-4 filed with the Securities and Exchange Commission on August 3, 2001—U.S. Federal Income Tax Consequences of the Merger of PrimaCom AG with PCOM AG

Ladies and Gentlemen:

    We have acted as your counsel in connection with the proposed merger (the "Merger") of Primacom AG, a stock corporation (Aktiengesellschaft) organized and existing under the laws of the Federal Republic of Germany ("Primacom") with and into PCOM AG, a newly formed stock corporation (Aktiengesellschaft) organized and existing under the laws of the Federal Republic of Germany ("PCOM"), as contemplated by the Business Combination Agreement among Primacom, United Pan-Europe Communications N.V., a Dutch corporation ("UPC"), EWT Elektro- und Nachrichtentechnik GmbH, a German limited liability company, and PCOM (at the time doing business under the company name Vivendi Aktiengesellschaft Vermögensverwaltungsgesellschaft) dated as of March 29, 2001 (the "BCA"), and pursuant to the form of Primacom Merger Agreement between Primacom and PCOM, 2001 (the "Merger Agreement").

    Pursuant to the Merger, each ordinary share and ADS of PrimaCom (a "PrimaCom Share" or "PrimaCom ADS") shall be converted into the right to receive one ordinary share or ADS of PCOM (a "PCOM Share" or "PCOM ADS").

    You have requested certain opinions regarding the U.S. federal income tax treatment of the Merger.

    In providing these opinions, we have relied on and assumed the accuracy of (without any independent investigation or review thereof) (i) the description of the transaction as set forth in the Business Combination Agreement and Merger Agreement and the exhibits thereto, (ii) the description of the transaction as set forth in the Registration Statement on Form F-4 (the "Registration Statement"), (iii) the representations provided by PrimaCom, concerning certain facts underlying and relating to the Merger, (iv) the representations provided by UPC concerning certain facts underlying and relating to the Merger, and (v) the representations provided by PCOM concerning certain facts underlying and relating to the Merger.

    Based upon and subject to the foregoing, it is our opinion that:

  •
  the PrimaCom merger will constitute a reorganization within the meaning of Section 368(a) of the Code,

  •
  PCOM and PrimaCom will each be a party to that reorganization within the meaning of Section 368(b) of the Code,

  •
  no gain or loss will be recognized by U.S. holders upon receipt of PCOM Shares or ADSs in exchange for their PrimaCom Shares or ADSs, respectively, except that a holder of PrimaCom Shares or ADSs who receives cash in lieu of a fractional share of PCOM stock or ADS will recognize gain or loss equal to the difference between the amount of this cash and the tax basis allocated to the stockholder's fractional share of PCOM stock or ADS. In the case of a stockholder of PrimaCom that is not a corporation and holds the PrimaCom Shares or ADSs as capital assets, gain recognized from a fractional share will be long-term capital gain taxed at a maximum U.S. federal income tax rate of 20% if the holding period for this fractional share is more than one year,

  •
  the aggregate tax basis of PCOM Shares or ADSs received in the PrimaCom merger will be the same as the basis of PrimaCom Shares or ADS for which they are exchanged, and

  •
  the holding period of PCOM Shares or ADSs will include the holding period of the PrimaCom Shares or ADSs for which they are exchanged.

    This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm under the headings "Tax Consequences of the proposed merger between us and Old PrimaCom—United States tax effects of the merger" and "Taxation—United States federal income taxation." In giving this consent, this firm does not thereby admit that it comes within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                      Sincerely,
                      /s/                       BAKER & MCKENZIE
                      Baker & McKenzie

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BAKER & McKENZIE NEW YORK OFFICE LETTERHEAD